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[PRICEWATERHOUSE COOPERS LOGO]



                                    Consent


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated July 31, 1998 relating to the Statement of Revenues and Direct operating Expenses of the Oak Hill and Lisbon Properties for the period from inception (August 14, 1996) to December 31, 1996 and for the year ended December 31, 1997 acquired by Benz Energy, Ltd. which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas
September 3, 1998


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